RiverSource Life Insurance Company

70100 Ameriprise Financial Center

Minneapolis, MN 55474

Contingent Yield Crediting Methods Endorsement

This endorsement is made a part of the contract to which it is attached and is effective on the Contract Date unless otherwise provided. If there is any conflict between this endorsement and the contract, including any attached riders and endorsement provisions, these endorsement provisions take precedence.

Definitions

The following definitions have been added:

Contingent Yield

A declared maximum rate of return for a Segment. Initial Contingent Yields for Your Initial Indexed Account Elections are shown under Contract Data.

Trigger

A protection option for certain Crediting Methods. The Trigger percentage is the maximum decrease in the Index rate of return before the Segment will incur a loss. If the Index rate of return is more negative than the Trigger percentage, this option provides no protection and the Segment will incur the full loss. The Trigger percentage for each applicable Indexed Account is shown under Contract Data and will not change.

The following definitions have been replaced:

Buffer

A protection option for certain Crediting Methods. The Buffer percentage is the maximum decrease in the Index rate of return before the Segment will incur a loss. If the Index rate of return is more negative than the Buffer percentage, the negative Index rate of return will be reduced by the Buffer percentage. The Buffer percentage for each applicable Indexed Account is shown under Contract Data and will not change.

Indexed Account

An option available to which You may allocate the initial purchase payment and Contract Value, subject to the limits in the Transfer of Contract Value provision. Each Indexed Account includes an Index(es), Crediting Method, duration, and the protection percentage. The Initial Indexed Account Options available as of the Contract Date are shown under Contract Data.

Contract Value

The following has been added to the Segment value after the Segment start date and before the Segment Maturity Date provision:

For Segments with a declared Contingent Yield, the proxy value will be limited based on the Contingent Yield prorated for the number of Days since the Segment start date.

Crediting Methods

The following has been added to the Crediting Methods provision:

Multiple Indexes

If the Segment references multiple Indexes, the Index rate of return will be calculated for each Index. The minimum of those returns will be used in the applicable Crediting Method to calculate the rate of return for the Segment.

Point-to-Point with a Contingent Yield and Buffer

The Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on the Segment Maturity Date

B = the Index Value on the Segment start date

If the Index rate of return is more negative than the Buffer, the rate of return for the Segment will equal the Index rate of return plus the absolute value of the Buffer; otherwise, the rate of return for the Segment will equal the Contingent Yield for the Segment.

Examples:

The following examples assume the Buffer equals -10% and the Contingent Yield equals 6%.

•	If the Index rate of return is -15%, the rate of return for the Segment will equal -5%.

•	If the Index rate of return is -5%, the rate of return for the Segment will equal 6%.

•	If the Index rate of return is 10%, the rate of return for the Segment will equal 6%.

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Point-to-Point with a Contingent Yield and Trigger

The Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on the Segment Maturity Date

B = the Index Value on the Segment start date

If the Index rate of return is more negative than the Trigger, the rate of return for the Segment will equal the Index rate of return; otherwise, the rate of return for the Segment will equal the Contingent Yield for the Segment.

Examples:

The following examples assume the Trigger equals -25% and the Contingent Yield equals 5%.

•	If the Index rate of return is -30%, the rate of return for the Segment will equal -30%.

•	If the Index rate of return is -15%, the rate of return for the Segment will equal 5%.

•	If the Index rate of return is 10%, the rate of return for the Segment will equal 5%.

Renewal Contingent Yields

On each Contract Anniversary We declare renewal Contingent Yields for applicable Indexed Accounts.

Contingent Yields for each Segment are guaranteed through the Segment Maturity Date.

The renewal Contingent Yields are determined by Us and at Our discretion. They may be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities, product design, competition, the company’s revenues and expenses, cost of hedging, and the Contingent Yields currently in effect for new and existing annuity contracts issued by Us.

Contingent Yields will not be less than the Minimum Contingent Yields as shown under Contract Data.

RiverSource Life Insurance Company

Secretary

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